Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Time Warner Cable Inc. 2011 Stock Incentive Plan of our reports dated February 18, 2011, with respect to the consolidated financial statements of Time Warner Cable Inc., and the effectiveness of internal control over financial reporting of Time Warner Cable Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 30, 2011